 Exhibit 99.1

NEWS FROM LAKELAND FINANCIAL CORPORATION

FOR IMMEDIATE RELEASE

Contact

Lisa M. O’Neill

Executive Vice President and Chief Financial Officer

(574) 267-9125

lisa.oneill@lakecitybank.com

Lakeland Financial Corporation to Hold Previously Announced April 14, 2020 Annual Meeting of Shareholders by Virtual Means Due to Coronavirus Concerns

Warsaw, Indiana (March 25, 2020) – Lakeland Financial Corporation (Nasdaq Global Select: LKFN, the “Company”), parent company of Lake City Bank, today announced that, due to the emerging public health concerns relating to the coronavirus (COVID-19) pandemic, and to protect the health and well-being of its shareholders and employees, the Company’s annual shareholder meeting will now be held virtually. A proxy supplement will be filed today with the Securities Exchange Commission with additional information concerning the virtual meeting, which we urge shareholders to read in its entirety.

Though Company shareholders will not be able to attend the annual meeting in person, virtual attendance capabilities will provide shareholders the ability to participate and ask questions during the meeting. Additionally, the Company’s shareholders will be deemed to be “present” if they access the annual meeting through the virtual platform and they will be able to vote their shares at the annual meeting, or revoke or change a previously submitted vote, through the virtual platform.

The virtual meeting will be held on the same date and time as previously announced, April 14, 2020 at 4:30 p.m. (local time). As described in the proxy materials for the annual meeting previously distributed, the Company’s shareholders are entitled to participate in the annual meeting if they were a shareholder of record as of the close of business on February 24, 2020, which is the record date for the annual meeting. The proxy card included with the proxy materials previously distributed will not be updated to reflect the information provided in this announcement and may continue to be used to vote each shareholder’s shares in connection with the annual meeting.

Shareholders will be able to attend the meeting online, vote their shares electronically, and submit their questions during the meeting by visiting: www.virtualshareholdermeeting.com/LKFN2020.  In light of the foregoing, the Company urges shareholders to consider voting and submitting proxies in advance of the annual meeting using one of the available methods described in the proxy materials previously provided to the Company’s shareholders.

About the Company

Lakeland Financial Corporation is a $5.0 billion bank holding company headquartered in Warsaw, Indiana. Lake City Bank, its single bank subsidiary, is the sixth largest bank headquartered in the state and the largest bank 100% invested in Indiana. Lake City Bank operates 50 offices in Northern and Central Indiana, delivering technology-driven and client-centric financial services solutions to individuals and businesses.

Information regarding Lakeland Financial Corporation may be accessed on the home page of its subsidiary, Lake City Bank, at lakecitybank.com. The company’s common stock is traded on the Nasdaq Global Select Market under “LKFN.”